Exhibit 10.24

PANDORA MEDIA, INC.

2011 Equity Incentive Plan

NOTICE OF RESTRICTED STOCK UNIT GRANT

FOR NON-U.S. PARTICIPANTS

«Recipient»

You have been granted the number of restricted stock units (the “RSUs”), each representing one share of Common Stock of Pandora Media, Inc. (the “Company”) (the “Shares”), as follows:

Date of Grant:	«GrantDate»

Total Number of RSUs Granted:	«NoofShares»

Vesting Commencement Date:	«VestingCommenceDate»

Vesting/Exercise Schedule:	So long as your Continuous Service Status continues, the RSUs shall vest in accordance with the following schedule: «VestingSchedule»

By accepting these RSUs, you agree that these RSUs are granted under and governed by the terms and conditions of the Pandora Media, Inc. 2011 Equity Incentive Plan, the Restricted Stock Unit Agreement for Non-U.S. Participants (the “Agreement”) and any addendum for your country (the “Addendum”).  The Agreement and Addendum are attached hereto and incorporated by reference herein.

In addition, you agree and acknowledge that your rights to any Shares underlying the RSUs will be earned only as you provide services to the Company or any of its affiliates over time and that nothing in this Notice of Restricted Stock Unit Grant for Non-U.S. Participants or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company or any of its affiliates for any period of time, nor does it interfere in any way with your right or the Company’s or any affiliate’s right, as applicable, to terminate that relationship at any time, for any reason.

PANDORA MEDIA, INC.

By:
«Recipient»	Name:
Title:

PANDORA MEDIA, INC.

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-U.S. PARTICIPANTS

1.                        Grant of Award.  Pandora Media, Inc., a Delaware corporation (the “Company”), hereby grants to you (“Participant”) the number of RSUs (each representing a share of Common Stock of the Company) set forth in the Notice of Restricted Stock Unit Grant for Non-U.S. Participants (the “Notice”), subject to the terms, definitions and provisions of the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Notice or the Plan, as applicable.  The terms and conditions of this Restricted Stock Unit Agreement for Non-U.S. Participants (this “Agreement”), to the extent not controlled by the terms and conditions contained in the Plan, are as follows:

1.              Vesting.  The RSUs shall become vested on the vesting schedule set forth in the Notice, subject to Participant remaining in Continuous Service Status on the applicable vesting date.

For purposes of the RSUs, Participant’s Continuous Service Status will be considered terminated as of the date Participant is no longer actively providing services to the Company and its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s Continuous Service Status would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSU grant (including whether Participant may still be considered in Continuous Service Status while on a leave of absence).

2.              Forfeiture of Unvested RSUs.  Immediately upon termination of Participant’s Continuous Service Status for any reason (including death or disability), any unvested RSUs shall be forfeited without consideration.

3.              Conversion into Common Stock.  Shares will be issued on the applicable vesting date (or, to the extent not administratively feasible, as soon as practicable thereafter).  As a condition to such issuance, Participant shall have satisfied his or her Tax-Related Items as specified in Section 4 of this Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares.  In no event will the Company be obligated to issue a fractional Share.  Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the conversion of a RSU or the delivery of Shares hereunder would violate any federal, state or other applicable laws and/or may issue Shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, (ii) Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares, (iii) Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares, and (iv) the date on which Shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address Tax-Related Items and other administrative matters.

4.              Tax Treatment.  Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Participant acknowledges that the obligations with regard to all Tax-Related Items may be satisfied in any of the following manners determined by the Company (and the Company may with notice to Participant require any of the following methods):

(i)                                     by withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(ii)                                  by withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale

(whether through a broker or otherwise) arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);

(iii)                               by the Company withholding a number of Shares that would otherwise be issued under the RSUs; or

(iv)                              by payment by Participant to the Company in cash or by check of an amount equal to the Tax-Related Items.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.  If the obligation for Tax-Related Items is satisfied by selling a number of Shares, Participants acknowledges that such Shares may be sold as part of a block trade with other participants of the Plan.

The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

5.              Restrictions on Transfer.  Participant understands and agrees that the RSUs may not be sold, given, transferred, assigned, pledged or otherwise hypothecated by the holder.

6.              Nature of Grant.  In accepting the grant, Participant acknowledges, understands and agrees that:

(i)                                     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(ii)                                  the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(iii)                               all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(iv)                              Participant is voluntarily participating in the Plan;

(v)                                 the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(vi)                              the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, the calculation any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any other Affiliate;

(vii)                           the grant of the RSUs does not establish a service or employment relationship between Participant and the Company or any Affiliate;

(viii)                        the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(ix)                              no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of Participant’s Continuous Service Status (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the RSUs to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any other Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer or any other Affiliates from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(x)                                 unless otherwise provided in the Plan or by the Company in its discretion, the grant of RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock of the Company; and

(xi)                              Participant acknowledges and agrees that neither the Company, the Employer nor any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or the underlying Shares or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares.

7.              Certificates. Certificates, transfer agent book entries or other evidence of ownership as determined by the Company issued in respect of the Shares shall, unless the Committee otherwise determines, be registered in the name of Participant. The stock certificate, if any, shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the U.S. Securities Act of 1933, any state securities laws or any other applicable laws.

8.              No Stockholder Rights.  Participant will have no voting or other rights as the Company’s other stockholders with respect to the Shares until issuance of the Shares.

9.              No Employment/Service Rights.  Neither this Agreement nor the grant of the RSUs hereby confers on Participant any right to continue in the employ or service of the Company, the Employer or any other Affiliate or interferes in any way with the right of the Company, the Employer or any other Affiliate, as applicable, to determine the terms of Participant’s employment or service.

10.       No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.       Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (the “Data”), for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that Data will be transferred to Merrill Lynch, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list of the service providers that assist the Company with the plan administration and related processing of Data by contacting his or her local human resources representative.  Participant authorizes the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant RSUs or other equity awards or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12.       Governing Law and Venue.  The RSUs and the provisions of this Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions.  For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Alameda County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

13.       Language.  If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

14.       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.       Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.       Addendum. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country.  Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Addendum constitutes part of this Agreement.

17.       Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.       Waiver.  Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participants.

19.       Entire Agreement; Terms of Plan, Interpretations.  Participant acknowledges that he has received and reviewed a copy of the Plan.  This Agreement (including the Notice and the Addendum) contains the entire understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement together with the Plan supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling.  All interpretations or determinations of the Committee and/or the Board shall be binding and conclusive upon Participant and his legal representatives on any question arising hereunder.

ADDENDUM TO THE

PANDORA MEDIA, INC.

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-U.S. PARTICIPANTS

This Addendum includes additional terms and conditions that govern the RSUs granted to Participant under the Plan if Participant resides and/or works in one of the countries listed below.  Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or Agreement.

This Addendum also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2013.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the information in this Addendum as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date when the RSUs vest and/or Participant sells any Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the date of grant, the information contained herein may not be applicable to Participant in the same manner.  In addition, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein shall apply to Participant under these circumstances.

NEW ZEALAND

There are no country-specific provisions.